UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March 25, 2008

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 2008 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Daylight Time, on Saturday, April 26, 2008, at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the 2008 Annual Meeting of Shareholders. During the Annual Meeting there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

We are pleased to once again offer multiple options for voting your shares. As described in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, the Internet, mail or written ballot at the Annual Meeting.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

James L. Ziemer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2008

The 2008 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin on Saturday, April 26, 2008 at 10:30 a.m., Central Daylight Time, for the following purposes:

1. To elect four directors to the Board of Directors, each to serve a three-year term that expires at the 2011 annual meeting of shareholders;

2. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2008; and

3. To take action upon any other business as may properly come before the 2008 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1 and 2. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2008 Annual Meeting.

The Board of Directors fixed the close of business on March 5, 2008 as the record date for determining shareholders entitled to notice of and to vote at the 2008 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 25, 2008

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2008 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 26, 2008

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report on Form 10-K are available at http://www.h-d.com/eproxy.

PROXY STATEMENT

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 25, 2008

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2008 Annual Meeting of Shareholders to be held on April 26, 2008 and at any adjournment or postponement of that meeting (the “Annual Meeting”). We first sent this Proxy Statement and the accompanying proxy to shareholders on or about March 25, 2008.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. “Motor Company” refers to our subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, Inc. and Harley-Davidson Motor Company, Inc. They do business as “Harley-Davidson Motor Company.” In addition, “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries. Also, “Buell” refers to Buell Motorcycle Company, LLC and Buell Distribution Company, LLC.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will elect directors and ratify the selection of our independent registered public accounting firm. The Notice of Annual Meeting of Shareholders and Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2007 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 236,469,102 shares of our common stock outstanding as of the close of business on March 5, 2008 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on March 5, 2008.

Q:	Who Can Attend the Annual Meeting?

A:	All shareholders, or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 5, 2008 to enter the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 236,469,102 shares of our stock outstanding on March 5, 2008 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. Broker nonvotes will not count as votes for or against any proposal.

Q:	What Is the Effect of Not Voting?

A:	The consequences of not voting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors, and Proposal 2, the ratification of the selection of our independent registered public accounting firm.

Q:	How Do I Vote?

A:	If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 5, 2008, you can appoint a proxy by telephone by calling toll-free (within the United States or Canada) ((800) 652-VOTE (8683)), by using the Internet at http://www.investorvote.com or by mailing your signed proxy card in the envelope we have included with this Proxy Statement. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will include instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	Can I Change My Vote After I Submit My Proxy?

A:

Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:	We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on two proposals:

Proposal 1: Election of Class II Directors

Election of four directors for a term of three years, with the following as the Board of Directors’ nominees:

a.	George H. Conrades;

b.	Sara L. Levinson;

c.	George L. Miles, Jr.; and

d.	Jochen Zeitz.

Proposal 2: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2008.

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

•	for election of the four directors that the Board of Directors has nominated (see Proposal 1); and
•	for ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 2).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote to approve the recommendations of the Board of Directors.

Q:	What Vote Is Required to Approve Each Proposal?

A:	The director nominees receiving the greatest number of votes will be elected. If a quorum is present at the 2008 Annual Meeting, the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2008 requires an affirmative vote of a majority of the shares voting on the proposal.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:	No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Computershare Investors Services LLC will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet, telegraph and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We hired D. F. King & Co., Inc. to help solicit proxies and we expect to pay them approximately $6,500 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:	We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By agreeing to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to consent. If you give your consent, then we will notify you by U.S. mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access these materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you can request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, check the box labeled “I Consent” in Section B-Non-Voting Items of your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:	We operate in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company and Buell. The Financial Services segment includes HDFS.

In the 2007 Notice of Annual Meeting and Proxy Statement we described a management structure that consisted of four leadership circles that had been in place for over 10 years. In October 2007, management of the Motor Company was reorganized to better position the Motor Company for future growth. In the new organization, we disbanded the circles and replaced them with a more streamlined structure.

Our new organizational structure consists of four senior Vice Presidents:

•	Senior Vice President, Manufacturing
•	Senior Vice President, Product Development
•	Senior Vice President and Chief Marketing Officer
•	Senior Vice President, Worldwide Sales

We have not yet filled the position of Senior Vice President, Worldwide Sales. We designed the new Motor Company organizational structure to facilitate faster decision-making and to provide clearer accountability for results.

As part of the reorganization, a new leadership group replaces the former Functional Leadership Group. This expanded group is known as the Senior Leadership Group. The new Senior Leadership Group includes all positions formerly in the Functional Leadership Group, as well as a broader group of leaders representing key functions and individuals in the Motor Company, Buell, HDFS and Harley-Davidson. This group will meet several times each year to have a dialog with the Chief Executive Officer and to share business information. While this group is not a decision making body, it will evaluate and discuss critical, enterprise-wide business challenges throughout the year. The Chief Executive Officer of Harley-Davidson determined membership in the new Senior Leadership Group with input from his direct reports.

Certain members of the Senior Leadership Group are also members of our Leadership and Strategy Council. The Leadership and Strategy Council functions similarly to an executive committee and consists of the President and Chief Executive Officer of Harley-Davidson, as well as the Presidents of the Motor Company, Buell and HDFS, certain senior officers of the

Motor Company (Senior Vice President, Manufacturing; Senior Vice President, Product Development; Senior Vice President and Chief Marketing Officer; and Senior Vice President, Worldwide Sales) and certain other Harley-Davidson executives (Executive Vice President and Chief Financial Officer; Executive Vice President, Chief Organizational Transformation Officer; and Executive Vice President, General Counsel and Secretary).

The members of the Leadership and Strategy Council are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Leadership and Strategy Council members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who are our executive officers for SEC purposes?

A:	As of March 5, 2008, our executive officers for SEC purposes were as follows:

Name and Title	Age
Thomas E. Bergmann, Executive Vice President and Chief Financial Officer of Harley-Davidson	41
We have employed Mr. Bergmann for approximately two years.

William B. Dannehl, Executive Vice President, Chief Organizational Transformation Officer of Harley-Davidson	49
The Motor Company has employed Mr. Dannehl for approximately 13 years.

Karl M. Eberle, Senior Vice President Manufacturing	59
The Motor Company has employed Mr. Eberle for approximately 18 years.

Jon R. Flickinger, President and Chief Operating Officer of Buell	49
The Motor Company has employed Mr. Flickinger for approximately 13 years.

Ronald M. Hutchinson, Senior Vice President, Product Development of the Motor Company	61
The Motor Company has employed Mr. Hutchinson for approximately 28 years.

Gail A. Lione, Executive Vice President, General Counsel and Secretary of Harley-Davidson and Chief Compliance Officer of Harley-Davidson	58
We have employed Ms. Lione for approximately 11 years.

James A. McCaslin, President and Chief Operating Officer of the Motor Company	59
The Motor Company has employed Mr. McCaslin for approximately 16 years.

Saiyid T. Naqvi, President, HDFS	59
HDFS has employed Mr. Naqvi since February 2007.

Mark-Hans Richer, Senior Vice President and Chief Marketing Officer the Motor Company	41
The Motor Company has employed Mr. Richer since July 2007.

James L. Ziemer, President and Chief Executive Officer of Harley-Davidson	58
Mr. Ziemer’s career at the company or the Motor Company has spanned approximately 39 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:	Yes. In 2004, the Board of Directors appointed Gail A. Lione, our Executive Vice President, General Counsel and Secretary, as our Chief Compliance Officer. Appointing Ms. Lione as Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, senior management give quarterly reports to the Legal Department regarding compliance matters. The compliance program also includes training to employees and senior management on corporate governance issues including insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a corporate compliance department reporting to Ms. Lione staffed with a chief compliance counsel and employees who manage environmental matters and records management. Ms. Lione makes regular reports to the Audit Committee on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:	Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K, Form 10-K, Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) receives and reviews regular updates from management, internal auditors and independent accountants; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; (10) periodically reviews and reassesses the performance of the Disclosure Committee; (11) maintains written records necessary to evidence procedures followed in connection with the preparation and approval of any disclosure documents; (12) annually reviews and reassesses the adequacy of the Disclosure Committee Guidelines; and (13) undertakes any other responsibilities to assist any senior officer in fulfilling his or her responsibility to oversee compliance with the disclosure controls and procedures.

Q:	Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:	Yes. The Leadership and Strategy Council adopted the Policy for Managing Disclosure of Material Information in November 2001 and it was recently amended in January 2008. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:	Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board of Directors and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:	The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee and Human Resources Committee, our by-laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement.

The Board of Directors first adopted a Code of Business Conduct in 1992. Our Code of Business Conduct applies to all of our employees, including all executives, and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in eight languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling toll-free telephone numbers or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. For more information on our Code of Business Conduct, please see the “Nominating and Corporate Governance Committee Report.”

All managers of employees and employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics directly to the Chairperson of the Audit Committee, in care of our Secretary at the above address.

As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	How May I Contact the Members of the Board of Directors?

A:	The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Barry K. Allen, the Presiding Director (the director who presides at executive sessions of the Board), or with any director may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:	Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2009 annual meeting of shareholders, we must receive the recommendation on or before November 25, 2008.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. We have divided the Board into three classes. Each year, the shareholders elect one class of directors for a term of three years. In February 2007, the Board amended the By-Laws to eliminate a term limit and require that a director automatically ceases to be a director upon the annual meeting following the director’s 72nd birthday.

The Board currently consists of eleven members: four with terms that expire at the Annual Meeting (Class II Directors), four with terms that expire at the 2009 annual meeting of shareholders (Class III Directors) and three with terms that expire at the 2010 annual meeting of shareholders (Class I Directors). On August 6, 2007, the Board voted to increase its size from ten persons to eleven persons and to elect Jochen Zeitz, on the recommendation of the Nominating and Corporate Governance Committee, as a new director to fill the vacancy created by this increase.

The four director nominees that the Board of Directors has nominated, whom we identify below, are Class II Directors. If shareholders elect them at the Annual Meeting, they will serve until the 2011 annual meeting of shareholders. The remaining seven directors will continue to serve as members of the Board for terms as set forth below. These nominees have advised us that they will serve if elected.

The four nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, if any, will not have an impact on the election of directors. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each director and Board of Directors’ nominee:

•	name
•	age as of March 5, 2008
•	principal occupations for at least the past five years
•	the names of any other public companies where the nominee or director currently serves as a director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING

FOUR NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors for Class II Directors—Terms Expiring at 2011 Annual Meeting of Shareholders

GEORGE H. CONRADES, 69, has been a director since 2002.

Mr. Conrades is Executive Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services and software, a position he has held since April 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from April 1999 to April 2005. Since August 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. He is also a director of Cardinal Health, Inc. and Oracle Corporation.

SARA L. LEVINSON, 57, has been a director since 1996.

Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an internet based consumer relationship company, a position she held from October 2002 through February 2008. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from October 2002 to June 2005. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from May 2000 to September 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from September 1994 to April 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to September 1994. She is also a director of Macy’s, Inc.

GEORGE L. MILES, JR., 66, has been a director since 2002.

Mr. Miles is President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since April 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. He is also a director of American International Group, Inc., Equitable Resources, Inc., WESCO International, Inc. and HFF, Inc.

JOCHEN ZEITZ, 44, has been a director of the Company since August 6, 2007.

Since 1993, Mr. Zeitz has served as Chairman and Chief Executive Officer of Puma AG, which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories. From 1993-2005, Mr. Zeitz also served as Puma AG’s Chief Financial Officer. Mr. Zeitz, who attended the European Business School, worked for Colgate-Palmolive in New York and Hamburg prior to joining Puma AG in 1990.

Class III Directors—Terms Expiring at the 2009 Annual Meeting of Shareholders

JEFFREY L. BLEUSTEIN, 68, has been a director since 1996.

Mr. Bleustein was elected Chairman of the Board of Harley-Davidson in December 1998. On April 30, 2005, Mr. Bleustein retired as our Chief Executive Officer and President, but he remains Chairman in a non-executive capacity. He served as our Chief Executive Officer and President from July 1997 to April 2005. From July 1997 to May 1999 Mr. Bleustein served as President and Chief Executive Officer of the Motor Company. Mr. Bleustein served as President and Chief Operating Officer of the Motor Company from January 1993 to May 2000. He was our Executive Vice President from September 1991 to June 1997. Mr. Bleustein was an employee of the Motor Company for 34 years. He is also a director of Brunswick Corporation.

DONALD A. JAMES, 64, has been a director since 1991.

Mr. James is a co-founder and equity owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002.

JAMES A. NORLING, 66, has been a director since 1993.

Mr. Norling has served as Chairman of the Board of Directors of Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, since August 2002. Mr. Norling also served as interim President and Chief Executive Officer of that company from April 2002 to July 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since June 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from December 1998 to June 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from January 1997 to December 1998.

JAMES L. ZIEMER, 58, has been a director since December 2004.

Mr. Ziemer is our Chief Executive Officer and President, a position he has held since April 30, 2005. Mr. Ziemer previously served as our Vice President and Chief Financial Officer from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. until March 2006. His career at the company or the Motor Company has spanned approximately 39 years. He is also a director of Textron, Inc.

Class I Directors—Terms Expiring at 2010 Annual Meeting of Shareholders

BARRY K. ALLEN, 59, has been a director since 1992.

Mr. Allen is currently a Senior Advisor to Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since September 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in August 2000. From March 2004 to June 2007 Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from August 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from October 1999 until August 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from August 1995 to October 1999. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc.

RICHARD I. BEATTIE, 68, has been a director since 1996.

Mr. Beattie is currently Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since May 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie is an expert in corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Heidrick & Struggles International, Inc.

JUDSON C. GREEN, 55, has been a director since November 2004.

Mr. Green has been the President and Chief Executive Officer of NAVTEQ Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, since May 2000. Prior to joining NAVTEQ Corporation, Mr. Green was the Chairman of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from December 1998 until April 2000, and President of Walt Disney Attractions from August 1991 through December 1998. Mr. Green is also a director of NAVTEQ Corporation and DreamWorks Animation SKG, Inc.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2007 and the effectiveness of our internal control over financial reporting as of December 31, 2007. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, a majority of all voting shares must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have no impact on the vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

We entered into an engagement letter with Ernst & Young LLP for its work in 2007. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2008 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2007, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee pre-approved all fees that we paid to Ernst & Young LLP for the last two fiscal years. The fees we paid to Ernst & Young LLP are listed in the following table.

	2007	2006
Audit fees	$2,242,100	$1,967,100
Audit-related fees	360,300	449,000
Tax fees	171,400	267,400
All other fees	—	—

	$2,773,800	$2,683,500

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization and other debt financing transactions and internal control, transaction advisory services and accounting consultations. Tax services included tax advice, planning and compliance.

The Audit Committee has adopted procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals” on page 65 of this Proxy Statement). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has affirmatively determined that Ms. Levinson and Messrs. Allen, Beattie, Conrades, Green, Miles, Jr., Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. Bleustein, James and Ziemer are not independent. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the categorical standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee, after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•

The director has any current or former relationship (including through an immediate family member) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•

The director has any current or former relationship (including through an immediate family member) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•

The director has a current or former relationship (including through an immediate family member) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member of the director.

•

An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

*	An “immediate family member” as used in these categorical standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship that existed before Mr. Green joined the Board with a third party supplier of data files produced by NAVTEQ Corporation, a company of which Mr. Green is the President and Chief Executive Officer. We also have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Executive Chairman. We discuss the Akamai relationship in more detail in the “Certain Transactions” section below. In each instance, the Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our categorical standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•

Accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	Is an affiliated person of Harley-Davidson or any of its subsidiaries

•	Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•

acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members: During	2007, the members of the Audit Committee were directors Richard I. Beattie, Judson C. Green, George L. Miles, Jr. and James A. Norling (Chairperson).

Number of Meetings in 2007: 9

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to the:

•	integrity of our financial statements and the financial reporting process;

•	systems of internal control over financial reporting;

•	approval of the Financial Code of Ethics;

•	internal audit function;

•	retention, compensation and termination of the independent registered public accounting firm;

•	annual independent audit of our financial statements;

•	independent registered public accounting firm’s qualifications and independence; and

•	our compliance with legal and regulatory requirements.

In December 2007, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2007, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Green and Miles are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2007.

Human Resources Committee

Members:	During 2007, the members of the Human Resources Committee were directors Barry K. Allen, George H. Conrades (Chairperson), Sara L. Levinson and Jochen Zeitz (as of August 6, 2007).

Number of Meetings in 2007: 5

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•

review the annual performance of our Chief Executive Officer with input from the independent directors of the Board and make recommendations to the independent directors about our CEO’s total compensation;

•

review overall compensation policies and plans for executive officers and other employees; produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	review and recommend all equity-based compensation plans;

•	evaluate management performance overall and provide recommendations regarding management successors;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any executive officer other than our CEO; and

•	review the disclosure of any waivers of the conflicts or other Code of Business Conduct violations for our executive officers other than our CEO.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The Human Resources Committee has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, for example deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating and Corporate Governance Committee (the “Nominating Committee”). Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. For the majority of 2007, the Human Resources Committee retained the services of Mercer Human Resource Consulting (“Mercer”) as its primary advisor on issues related to the Human Resources Committee’s responsibilities. In September 2007, the Human Resources Committee replaced Mercer and retained the services of Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its outside executive compensation advisor. A change of the employer of the individual who is the Human Resources Committee’s lead outside executive compensation advisor precipitated this change. Semler Brossy reports to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee will review and approve the scope of Semler Brossy’s services regarding executive compensation, its performance and fees related to work Semler Brossy performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Semler Brossy’s services at any time. The primary responsibilities to the Human Resources Committee of both Mercer and Semler Brossy included providing:

•	Independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	A review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	Benchmark data on executive compensation.

In addition to the executive compensation work that Mercer performed for the Human Resources Committee through September 2007, management had engaged Mercer to provide advice on other Human Resources issues, including employee reward strategy and incentive design. Presently, Semler Brossy does no work for us beyond its engagement by the Human Resources Committee.

The Human Resources Committee’s consultant provides external market compensation data to the Human Resources Committee. The Human Resources Committee evaluates the performance of the CEO and the external market compensation data to formulate the CEO’s salary and recommends such compensation for approval by the Nominating Committee. The CEO has the ultimate responsibility for determining salary levels of the vice presidents, including executive vice presidents and senior vice presidents. Certain vice presidents recommend to our CEO salary levels for those vice presidents that report to them, and the CEO approves them before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting.

Under the Employee Short-Term Incentive Plan (“Employee Plan”), which shareholders approved at the 2005 annual meeting, the Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of the Motor Company, Buell, HDFS, Harley-Davidson Dealer Systems, Inc. (“HDDS”) and Harley-Davidson. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon the achievement of pre-established financial goals or other performance objectives during the course of our fiscal year. Prior to the beginning of each year, the Human Resources Committee reviews target STIP opportunities for our vice presidents and reviews and approves target STIP opportunities for all Corporate STIP participants. The Human Resources Committee also reviews and approves STIP performance measures and goals. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP. Under the Employee Plan, the Human Resources Committee can approve STIP performance measures and goals so that failure to achieve goals under one measure (such as quality) may have the effect of reducing the overall amounts that we would pay as a result of performance, but does not necessarily affect the ability to achieve goals under another measure (such as earnings).

The Human Resources Committee also determines whether supplemental incentive plans are necessary or appropriate. If the Human Resources Committee determines that a supplemental incentive plan is necessary or appropriate, the Human Resources Committee approves the performance measures, the goals and the participants for the supplemental incentive plan. In 2007, the Human Resources Committee considered the impact that the labor strike that occurred at our York, Pennsylvania plant would have on employees under the various STIP plans, including certain officers. After review, the Human Resources Committee adopted Supplemental Incentive Plans for 2007 to provide a level of financial performance that would result in an incentive payment that was different from the level of financial performance for the same financial measure under the 2007 STIPs. However, targets under both the original 2007 STIP and the 2007 Supplemental Incentive Plans for Harley-Davidson, Motor Company and Buell were not met; as a result, no named executive officers received a payment under any STIP or 2007 Supplemental Incentive Plan.

In general, we grant equity-based long-term incentives (“LTIs”) annually in February. In the case of the CEO, the Human Resources Committee recommends an LTI for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of not more than 50,000 shares of our common stock in the aggregate annually and not more than 20,000 shares of common stock to an employee and/or a person engaged to become an employee, but may not grant equity awards to members of the Leadership Strategy Council.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders. These include Stock Ownership Guidelines for the executives.

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:	During 2007, the members of the Nominating Committee were directors Barry K. Allen (Chairperson), Richard I. Beattie, George H. Conrades, Judson C. Green, Sara L. Levinson, George L. Miles, Jr., James A. Norling and Jochen Zeitz (as of August 6, 2007).

Number of Meetings in 2007: four (4)

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation as recommended by the Human Resources Committee;

•	review and approve our Code of Business Conduct;

•	establish a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure, compensation or meeting frequency of the Board.

The Board has determined that all members of the Nominating Committee are independent under New York Stock Exchange rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•

If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•

In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•

In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•

If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•

Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2009 annual meeting of shareholders, we must receive the recommendation on or before November 25, 2008.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2009 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2009 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2009 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 25, 2008, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2009 annual meeting of shareholders no later than January 24, 2009. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in December 2006 to formally establish compensation for the Chairman of the Board and to provide for directors’ use of motorcycles where doing so may further a company business objective.

The following chart summarizes director class and committee memberships:

DIRECTORS	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE	CLASS
Barry K. Allen	X Chairman		X	I
Richard I. Beattie	X	X		I
Jeffrey L. Bleustein				III
George H. Conrades	X		X Chairman	II
Judson C. Green	X	X		I
Donald A. James				III
Sara L. Levinson	X		X	II
George L. Miles, Jr.	X	X		II
James A. Norling	X	X Chairman		III
Jochen Zeitz	X		X	II
James L. Ziemer				III

Board Meetings, Attendance, Executive Sessions and Presiding Director

In 2007, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. With the exception of Messrs. Beattie and Zeitz, all current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2007. Mr. Zeitz was only elected to the Board in August 2007. The Board met in executive sessions during all regularly scheduled meetings (except the telephonic meetings), without management present, and plans to continue that practice going forward. On April 28, 2007, non-management members of the Board re-appointed Mr. Allen as presiding director for these executive sessions.

Shareholder Communication with the Board and Annual Meeting Attendance

Shareholders and other parties interested in communicating directly with the presiding director may do so by writing to our presiding director, Barry K. Allen, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. The Corporate Governance page of our website lists all current members of the Board. Shareholders and other parties interested in communicating with directors may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the annual meeting of shareholders. Other than Mr. Beattie, all of our directors attended our 2007 annual meeting of shareholders and were available to answer any shareholder questions. Mr. Zeitz was not in attendance because he was not elected a director until August 2007.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Executive Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Executive Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Executive Vice President and General Counsel. If the Executive Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Our Executive Vice President and General Counsel reviews any potential conflict that arises and is reported for any of our other employees. Our Executive Vice President and General Counsel determines whether an actual conflict exists and what, if any, steps need to be taken.

Certain Transactions

Mr. Conrades, a director, is the Executive Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe on page 18.

Mr. James, a director, is Chairman, Chief Executive Officer and an equity owner of Deeley Imports, the exclusive distributor of our motorcycles in Canada. In 2007, we recorded revenue and financial services income from Deeley Imports of $231.9 million and had an accounts receivable balance due from Deeley Imports of $42.6 million as of December 31, 2007. We anticipate that we will do a similar amount of business with Deeley Imports in 2008. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that we provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s length negotiations between unrelated parties.

Ms. Lione is married to a partner in the law firm of Foley & Lardner LLP. Foley & Lardner LLP has performed legal services for the company for many years predating Ms. Lione’s employment at Harley-Davidson and her spouse’s election to partnership at Foley & Lardner LLP in 2000. In 2007, we paid Foley & Lardner LLP approximately $1.9 million for legal services. Foley & Lardner LLP provides legal services in areas other than patent and patent related work, Ms. Lione’s spouse’s area of specialty. The Human Resources Committee has considered this relationship under the Conflict of Interest Process for Directors and Executive Officers. The Human Resources Committee has waived any conflict of interest that this relationship may represent on the basis that the law firm has had a historical relationship with Harley-Davidson. In addition, we do not use the law firm for any patent or patent-related legal work and we have voluntarily disclosed these relationships in our proxy statements since 2001.

In July 2007, Mark-Hans Richer joined the Motor Company as Vice President and Chief Marketing Officer. In connection with our offer of employment to Mr. Richer, we agreed to purchase Mr. Richer’s residence located in Rochester Hills, Michigan at its appraised value. A third party appraisal established a value of $580,000 for the residence and we completed the purchase.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 5, 2008 with respect to the ownership of our common stock by each director, our executive officers that we name in the Summary Compensation Table that appears below (“NEOs”), all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	35,041	(4)	*	5,500
Richard I. Beattie	24,061		*	4,100
Thomas E. Bergmann	54,279		*	17,958
Jeffrey L. Bleustein	638,282	(5)	*	0
George H. Conrades	16,474		*	1,800
Judson C. Green	8,989	(6)	*	0
Ronald M. Hutchinson	116,334		*	66,750
Donald A. James	414,769	(7)	*	4,100
Gail A. Lione	197,882		*	135,570
Sara L. Levinson	18,022		*	4,100
James A. McCaslin	313,462	(8)	*	106,806
George L. Miles, Jr.	7,152		*	0
James A. Norling	20,808	(9)	*	5,500
Jochen Zeitz	1,542		*	0
James L. Ziemer	655,962	(10)	*	281,553
All Directors and Executive Officers as a Group (20 Individuals)	2,826,440		1.2%	828,358
Capital Research Global Investors	17,849,400	(11)	7.6%	0
Davis Selected Advisers, L.P.	22,774,580	(12)	9.6%	0
* The amount shown is less than 1% of the outstanding shares of our common stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 5, 2008 and shares of common stock held in our 401(k) Plan, our Dividend Reinvestment Plan and our Employee Stock Purchase Plan, as of March 5, 2008. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2004 Incentive Stock Plan, which are subject to forfeiture until completion of, generally, a four year vesting period. Generally, fifty percent of the shares of restricted stock granted annually may vest after two years based on our performance. For the executive officers, the number of shares of unvested restricted stock is set forth in the table below entitled “Outstanding Equity Awards at December 31, 2007”.

(3) Includes only stock options exercisable within 60 days of March 5, 2008.

(4) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(5) As of March 5, 2008, the Jeffrey L. & Brenda Bleustein Living Trust held 632,448 shares for the primary benefit of Mr. Bleustein and Brenda Bleustein, his spouse. Both share voting and investment power over the shares held in the trust.

(6) The Green Family Trust held 2,257 shares of common stock for the primary benefit of Mr. Green and Joyce Green, his spouse. Both share voting and investment power over the shares held in the trust.

(7) Deeley Imports held 393,675 shares of common stock. Mr. James has sole voting power and shared investment power over the shares.

(8) KassJim Investments Limited Partnership owns 102,000 shares of common stock. Mr. McCaslin is a general partner of the partnership and has shared voting and investment power over these shares.

(9) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting and investment power over the shares.

(10) The Ziemer Family Foundation held 4,500 shares of common stock. Mr. Ziemer has shared voting and investment power over these shares. The Ziemer Family Limited Partnership held 21,800 shares of common stock. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and investment power over the shares. The Ziemer Family Limited Partnership, #2 held 36,600 shares of common stock. Mr. Ziemer is a general partner of the partnership and has shared voting and investment power over these shares. Mr. Ziemer’s grandchildren hold 721 shares of common stock, and Mr. Ziemer acts as custodian over these 721 shares.

(11) We derived the information from a Schedule 13G that Capital Research Global Investors, a division of Capital Research and Management Company, an investment company and investment adviser, filed with the company and the SEC on February 13, 2008. As of December 31, 2007, Capital Research Global Investors was deemed to be the beneficial owner of 17,849,400 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. As of December 31, 2007, Capital Research Global Investors had sole voting power over 7,214,900 shares, shared voting power over zero shares, sole investment power over 17,849,400 shares and shared investment power over zero shares. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, California 90071.

(12) We derived the information from a Schedule 13G/A that Davis Selected Advisers, L.P., an investment adviser, filed with the company and the SEC on February 12, 2008. As of December 31, 2007, Davis Selected Advisers had sole voting power over 21,326,767 shares, shared voting power over zero shares, sole investment power over 22,774,580 shares and shared investment power over zero shares. Davis Selected Advisers is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

Stock Ownership Guidelines

In August 2002, the Board of Directors approved Stock Ownership Guidelines which were recently revised in February 2008. The Stock Ownership Guidelines state that all directors must hold 5,000 shares of our common stock and that members of the Senior Leadership Group must hold at least 2,500 to 30,000 shares of our common stock (not including grants of stock options). Each director has five years from the date of election as a director to accumulate the appropriate number of shares. Senior Leadership Group members have five years to meet the Stock Ownership Guidelines from (i) the date appointed to the Senior Leadership Group; or (ii) the date promoted to a higher career band.

As of March 5, 2008, approximately 86% of the Senior Leadership Group have met the Stock Ownership Guidelines and 91% of the Leadership and Strategy Council have met the Stock Ownership Guidelines. Only one member of the Leadership and Strategy Council did not meet the guidelines as of March 5, 2008 and he joined the company in 2007. The NEOs have all met the Stock Ownership Guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, there are no holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that during fiscal 2007 and to date in 2008, our directors and executive officers complied with all Section 16(a) filing requirements, with the exception of Messrs. Naqvi and Dannehl. A Form 4 was filed late on behalf of Mr. Naqvi because we were not aware that his SEC EDGAR filing codes were changed by another company. A Form 3 amendment was filed late in February 2008 on behalf of Mr. Dannehl to report holdings that were inadvertently omitted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) is being included pursuant to SEC rules regarding the disclosure of executive compensation that have been designed to enhance disclosure of public companies’ executive compensation policies. This CD&A addresses our compensation programs and policies for fiscal year 2007 and how they affected executives in our Senior Leadership Group, which we describe in more detail beginning on page 36 of this Proxy Statement. A subset of the Senior Leadership Group is vice presidents of key functional areas that we refer to as our Senior Leaders (“Senior Leaders”). As we discuss on page 5, certain of these vice presidents, and in some cases presidents of subsidiaries, serve on our Leadership and Strategy Council. In this CD&A, we discuss executive compensation as it broadly covers our Senior Leaders, as well as how these programs and policies more specifically affect our NEOs. The NEOs are a subset of the group of executives that make up our Leadership and Strategy Council and for 2007 include our:

•	President and Chief Executive Officer, Harley-Davidson

•	President and Chief Operating Officer, the Motor Company

•	Executive Vice President and Chief Financial Officer, Harley-Davidson

•	Executive Vice President, General Counsel and Secretary/Chief Compliance Officer, Harley-Davidson

•	Senior Vice President, Product Development, the Motor Company

We believe that our employees are a sustainable long-term competitive advantage. We compete to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing, the maintenance of a strong product brand and marketing focus are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

These executive compensation programs and policies include the following:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car and payment of club dues), and other limited perquisites

•	Retirement benefits

•	Non-qualified deferred compensation plans

•	Death benefits

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs. We discuss these special awards in this CD&A where it affects our NEOs. Also, for Senior Leaders located outside the United States, we customize our compensation and benefits to meet local market tax, regulatory and competitive practices.

Oversight of Executive Compensation

The Human Resources Committee has overall responsibility for reviewing total direct compensation—consisting of base salaries, short-term incentive compensation and long-term incentive compensation—for our vice presidents and above. In addition, the Human Resources Committee also reviews other aspects of compensation, for example deferred compensation plans and health and welfare plans. During 2007, the Human Resources Committee consisted of the following directors: Barry K. Allen, George H. Conrades (Chairperson), Sara L. Levinson and, as of August 2007, Jochen Zeitz.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 20.

Use of Consultants and Other Advisors

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For the majority of 2007, the Human Resources Committee retained the services of Mercer as its outside executive compensation advisor on issues related to the Human Resources Committee’s responsibilities. In September 2007, the Human Resources Committee replaced Mercer and retained the services of Semler Brossy as its outside executive compensation advisor. We describe the outside advisor’s primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section which begins on page 20.

Also, with the assistance of its outside advisor, the Human Resources Committee looks to a group of comparator companies that it believes to be similar to Harley-Davidson in business characteristics and economics. These companies generally focus their operations on engineering, manufacturing and the management of a strong product brand. We list below the comparator group we used in 2007. Annually, the Human Resources Committee reviews compensation levels and reward practices of these comparator companies’ based upon proxy disclosures.

Apple Inc. The Black & Decker Corporation Brunswick Corporation Eastman Kodak Company Energizer Holdings, Inc. Fortune Brands, Inc. Hasbro, Inc. Mattel, Inc.	Maytag Corporation Polaris Industries, Inc. Snap-on Incorporated The Stanley Works Thor Industries, Inc. Whirlpool Corporation Xerox Corporation

During 2007, the Human Resources Committee, based upon input from its outside advisor, reviewed its comparator organization list to ensure that it accurately represented a meaningful comparator group based upon the attributes of Harley-Davidson we define above.

In addition to the compensation data for these comparator companies, the outside executive compensation advisor also provided to the Human Resources Committee and management its analysis of a broader set of data from four leading compensation surveys as additional market reference points for all components of compensation for the NEOs. The additional compensation survey sources that were used for benchmarking purposes include Mercer’s Executive Compensation Survey, Watson Wyatt’s Top Management Survey, Towers Perrin’s Executive Compensation Database and Hewitt’s Total Compensation Management Executive Compensation Survey. We have utilized general industry data and, where available by survey, manufacturing industry data. Because of the differences in size among the companies whose compensation data we consider, we adjust the data (through regression analysis) to normalize to a revenue size of $6 billion where regression relationships existed, and we use similarly-sized tabular data where regression relationships were not provided. The Human Resources Committee’s outside executive compensation advisor uses the comparator group and survey data to determine medians and make recommendations regarding total direct compensation for the NEOs, other than the CEO. The outside executive compensation advisor develops a specific set of recommendations regarding total direct compensation for the CEO and the Human Resources Committee uses these recommendations to determine the total direct compensation for the CEO. The Human Resources Committee believes that this survey data, together with the data from the comparator group, accurately defines competitive market compensation levels for executive talent. The Human Resources Committee reviews compensation and incentives to evaluate their alignment with our compensation philosophy and to link the financial interests of our Senior Leaders with the interests of our shareholders. This involves reviewing the mix of short and long-term incentive opportunities as they relate to base pay, our competitive environment and our overall philosophy of having a significant amount of pay at risk.

Executive Compensation Philosophy

Our compensation philosophy emphasizes pay for performance by targeting base salary midpoints for our Senior Leaders, and more specifically for our NEOs, at or below the market median. We target short-term incentive opportunities and equity-based awards at or above the market median. The goal is to provide an opportunity for total direct compensation that is competitive and sufficient to attract and retain executives.

Our executive compensation philosophy is designed to:

•	Provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent;

•

Provide a meaningful portion of pay at-risk (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay at risk increases for more senior executive positions; and

•

Align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary.    Base salaries provide Senior Leaders with fixed compensation. We set base salaries, other than the CEO, by starting with an estimated market value for each position. These estimated market values are derived by reviewing the market data we describe above taking into account the responsibilities of the position within our company and setting these values at or below what we believe are the competitive market median salary levels. Using these estimated market values, we then set a salary range that represents the values of 80% of the estimated market value to 120% of the estimated market value. To establish an executive’s actual salary, we then choose an amount within the salary range on a subjective basis determined by the executive’s supervisor based upon the executive’s individual performance and his or her accomplishment of key initiatives, the length and nature of the executive’s experience, competency in the position and the potential for advancement. We utilize competitive market data that our Human Resources Department and the outside executive compensation advisor provide in addition to published independent survey data.

The Human Resources Committee evaluates the performance of the CEO on a subjective basis, with input from the independent directors on the Nominating Committee, and reviews external market compensation data in conjunction with the executive compensation advisor’s recommendation to formulate the CEO’s salary. It then recommends such compensation for approval by the Nominating Committee. The CEO has the responsibility for determining salary levels of other executives. Senior Leaders recommend salaries for other Senior Leaders that report to them, and the CEO approves these salaries before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. In February 2007, the Human Resources Committee reviewed these salary recommendations that the CEO presented for other Senior Leaders, including the NEOs. In the case of the CEO, Mercer made a recommendation to the Human Resources Committee for its consideration. The Committee believes that market data supports the disparity that exists between the compensation levels of the CEO as compared with other NEOs and that this disparity is appropriate in light of his performance and the level of accountability of his position.

Short-Term Incentive Plans.    Our Short-Term Incentive Plans, which we refer to as “STIPs,” have broad-based participation and provide a financial incentive to earn annual cash awards based upon company performance during the course of our fiscal year relative to financial goals or other performance objectives that we establish prior to the start of the year. Our 2007 performance did not meet STIP performance targets in plans in which NEOs participated. Therefore, no NEO received a payment under any STIP based on 2007 performance. Of the NEOs, Messrs. Hutchinson and McCaslin participate in the Motor Company STIP. We also have a Corporate STIP in which some NEOs participate. This Corporate STIP provides a financial incentive to contribute to our future success for the following officers who have company-wide responsibilities and who do not participate in other STIPs: Mr. Bergmann, Ms. Lione and Mr. Ziemer. The Human Resources Committee generally approves these STIPs at the December meeting before the respective STIPs are effective for the following year.

We establish an amount that an executive may earn as incentive compensation under our STIPs if performance meets target performance levels. We refer to this amount as the executive’s target STIP opportunity, and we express a target STIP opportunity as a percentage of an executive’s base salary. We determine target STIP opportunities for NEOs through a review of the market data we describe above. We target short-term incentive opportunities at or above the market median. These target STIP opportunities are set to estimate the market median and provide upside potential when performance exceeds target.

Upon the completion of the fiscal year, the Human Resources Committee reviews the extent to which actual performance satisfies the defined performance goals for each STIP. The Human Resources Committee has the right to reduce awards that executives would otherwise earn under the Corporate STIP by an amount not to exceed 50%. We typically pay STIP awards in February after the prior year’s financial statement audit is complete and the Human Resources Committee approves earned amounts. The maximum individual payment under each of our various STIPs is limited to $3 million in any year.

Essentially all employees (other than field sales employees who participate in a sales incentive or commission plan) participate in a STIP. The Human Resources Committee has reviewed and approved performance measures and goals for each of the STIPs that it believes will encourage all eligible employees to achieve their respective goals. For 2007, the plans had different measures and formulas. However, they all had objective and quantifiable measures.

In April 2007, the Human Resources Committee approved the adoption of Supplemental Incentive Plans for STIP participants. Under these plans, the level of financial performance that would result in an incentive payment was different from the level of financial performance for the same financial measure under the 2007 STIPs. The Human Resources Committee approved the Supplemental Incentive Plans in response to the changing economics of our business resulting from the labor strike that occurred at our York, Pennsylvania plant in February 2007. The Motor Company Supplemental Incentive Plan for 2007 applied to approximately 8,800 employees of Harley-Davidson Motor Company. This Supplemental Incentive Plan applied to Messrs. McCaslin and Hutchinson. The Harley-Davidson, Inc. Supplemental Incentive Plan for 2007 applied to Mr. Bergmann, Ms. Lione and Mr. Ziemer. Potential bonuses under these supplemental incentive plans were based on levels of financial performance that reflected the impact of the strike. However, for 2007, performance targets under the original STIPs and Supplemental Incentive Plans were not met except for HDFS and HDDS. Therefore, no NEO received a payment under any short-term incentive plan.

In December 2007, the Human Resources Committee reviewed and approved the 2008 performance measures and goals for the Motor Company STIP, the HDFS STIP, the Buell STIP, and the HDDS STIP. The Human Resources Committee also reviewed the target STIP opportunities for all of the Senior Leaders who participated in these STIPs. Also in December 2007, the Human Resources Committee reviewed and approved the performance measures, goals and target STIP opportunities under the 2008 Corporate STIP, and the Human Resources Committee approved a separate Leadership STIP for 2008 for NEOs and the other members of the Leadership and Strategy Council. This separate Leadership STIP is a portion of each participant’s overall target STIP opportunity. An NEO may earn compensation under this separate Leadership STIP based on the executive’s performance toward certain strategic and leadership objectives which the Human Resources Committee approved in February 2008. The Human Resources Committee, with final approval by the Nominating Committee, will review the CEO’s performance against his objectives and the CEO will review the performance of the other Senior Leaders in the Leadership STIP against their respective objectives with the Human

Resources Committee. Based upon these evaluations, a determination will be made as to what extent the objectives of the executives in the Leadership STIP have been attained.

Overall total STIP target opportunities for 2008 will be consistent with 2007 opportunities for similar positions. Because of the participation in the Leadership STIP by each NEO and other members of the LSC, the target opportunity in the STIP for these individuals will be reduced to the extent needed to maintain the overall target opportunity consistent with last year. In the case of Mr. Ziemer, his target STIP opportunity is 100% of base salary. In 2008, Mr. Ziemer’s target opportunity in the Corporate STIP is reduced to 80% and his target opportunity in the Leadership STIP is 20%. When combined, his total target opportunity in 2008 is the same percentage of base salary as was available to him under the 2007 Corporate STIP Plan.

Corporate STIP.    Mr. Bergmann, Ms. Lione and Mr. Ziemer were the three NEOs who participated in the Corporate STIP in 2007. The Human Resources Committee approved earnings per share growth (“EPS”) as the sole performance criterion for the 2007 Corporate STIP formula to continue to align interests of the Corporate STIP participants and shareholders. The Corporate STIP has used EPS growth as a financial measure since 2004. For 2007 performance, this formula provided for 0% STIP award payouts unless EPS was at least equal to the 2006 EPS. In April 2007, the Human Resources Committee approved the adoption of a Supplemental Incentive Plan that provided for a level of EPS that would result in an incentive payment different from the level of EPS under the Corporate STIP as described above. Based upon 2007 performance, no NEO who participated in the Corporate STIP approved in December 2006 or the Supplemental Incentive Plan approved in April 2007 earned any payment under those plans.

For 2008, the Human Resources Committee added to the Corporate STIP a measure of asset productivity of the Motor Company. This additional measure will comprise 20% of a participant’s target STIP opportunity under the Corporate STIP and EPS growth will comprise the remaining 80% of a participant’s target STIP opportunity under the Corporate STIP. (As we discussed above, an NEO in the Corporate STIP has a target STIP opportunity under the Corporate STIP and a target opportunity in the Leadership STIP.) The rationale for adding asset productivity, defined as revenues divided by fixed assets plus working capital, is to provide an incentive to balance the effective use of capital within the organization as well as earnings growth. In December 2007, the Human Resources Committee approved these goals after considering the following factors: the current economic environment for discretionary consumer durable products, the overall health of the economy, our product plans, exchange rates and projected global demand for motorcycles, and the demand for consumer financing of motorcycles. Based upon the goals and these factors, the Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level. The Human Resources Committee believes that the EPS and asset productivity goals and related target STIP opportunities put in place in 2008 for the Corporate STIP provide an adequate incentive for participants to strive to achieve these goals.

Motor Company STIP.    Messrs. Hutchinson and McCaslin were among over approximately 8,800 participants in the Motor Company STIP. In 2007, we based award payouts under the Motor Company STIP upon Motor Company financial targets related to earnings before interest and taxes (“EBIT”) and objectively-measured strategic targets related to worldwide retail sales and quality. For 2007, this formula provided for 0% STIP award payouts unless EBIT improved over 2006 and retail sales and quality improvement measures were attained. Based upon 2007 performance, no STIP payment was earned by any NEO who participates in the Motor Company STIP. In April 2007, the

Human Resources Committee approved the adoption of Supplemental Incentive Plans that provided for a level of EBIT that would result in an incentive payment different from the level of EBIT under the Motor Company STIP as described above. The Motor Company Supplemental Incentive Plan for 2007 applied to Mr. McCaslin and Mr. Hutchinson. Potential incentives under this supplemental incentive plan were based upon an EBIT growth rate that reflected the impact of the strike. Based upon 2007 performance, no NEO who participated in the Motor Company STIP approved in December 2006 or the Supplemental Incentive Plan approved in April 2007 earned any payment under those plans.

For 2008, the Human Resources Committee approved the addition of another financial measure, asset productivity, to the Motor Company STIP. Therefore, the Motor Company STIP will be comprised of two financial measures, EBIT and asset productivity, and some objectively-measured strategic targets that vary regionally and (in the case of the US) functionally. These strategic targets are designed to provide greater accountability for results that can be directly impacted by participants. These non-financial targets are based on quality improvement and dealer retail sales improvement. For Motor Company STIP participants in sales and marketing functions, other than those who are in a sales incentive plan, the non-financial strategic targets are based upon dealer retail sales improvements in Harley-Davidson-branded motorcycles and Buell-branded motorcycles and improvements in the sales of general merchandise and parts and accessories within their respective regions. Under the Motor Company STIP, the minimum payout will be zero (0) and the maximum payout under the formulas will be the lesser of 200% of a participant’s target award opportunity or $3 million. The Human Resources Committee in approving these goals took into account the current economic environment for discretionary consumer durable products, the overall health of the economy, our product plans, exchange rates and projected global demand for motorcycles. The Human Resources Committee believes that the EBIT and asset productivity goals and related target STIP opportunities put in place in 2008 for the Motor Company STIP provide adequate incentive for participants to strive to achieve these goals. Based upon these goals, the Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation.

HDFS STIP.    None of our NEOs was among the approximately 330 participants in the HDFS STIP in 2007. We based award payouts under the 2007 HDFS STIP on the percentage increase in HDFS’s operating income and rate of return on equity. The minimum payment was zero and the maximum payment was 200% of the participant’s target STIP opportunity. Based on 2007 performance, participants in the HDFS STIP and Supplemental Incentive Plans earned incentive payments equal to 90% of their target opportunity.

Buell STIP.    None of our NEOs was among the approximately 175 participants in the Buell STIP in 2007. We based award payouts under the 2007 Buell STIP upon Buell’s consolidated earnings, the EBIT growth rate of the Motor Company, Buell warranty claims, the timing of a new Buell product. The minimum payment was zero and the maximum payment was 200% of the participant’s target STIP opportunity. There were no payments under the Buell STIP for 2007 performance.

HDDS STIP.    None of our NEOs was among the approximately 65 participants in the HDDS STIP in 2007. We based award payouts under the HDDS STIP upon HDDS’ performance relative to budget, HDDS’ Dealer Satisfaction Index score and the EBIT growth rate of the Motor Company. The minimum payment was zero and the maximum payment was 200% of the participant’s target STIP opportunity. Based on 2007 performance, participants in the HDDS STIP plan earned incentive payments equal to 77% of their target opportunity.

Special Bonus Plan.    In October 2007, the Human Resources Committee approved a Special Bonus Plan for 2007. Under the terms of this plan, each participant received a non-performance related bonus of up to 25% of the participant’s target STIP opportunity less any STIP payment or any payment generated under the Supplemental Incentive Plan that the employee earned for 2007. If the actual STIP payment that the participant earned for 2007 exceeded 25% of the participant’s target STIP for 2007, then the participant would receive no payment under the Special Bonus Plan. No NEOs, other members of the Leadership and Strategy Council or members of the former Functional Leadership Group as of October 2007 were eligible to participate in this plan. In total, approximately 9,200 employees (both hourly and salaried) were eligible to participate in this plan. The plan was developed to reward participants for their efforts during 2007 and to motivate and retain employees.

Long-term Incentives.    The Human Resources Committee believes that equity-based long-term incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of Harley-Davidson by focusing the Senior Leadership Group and other key employees on our long-term financial success, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Human Resources Committee believes that stock-based incentives provide a valuable tool to retain and attract key employees. Using the market data provided by the outside executive compensation advisor, management provides a range of acceptable values for each leadership position that is eligible to participate in the 2004 Incentive Stock Plan. We target equity-based awards at or above the market median.

In February 2007, the Human Resources Committee reviewed with the CEO (except in the case of his own individual awards) and Mercer, and approved a combination of stock options and restricted stock based on the 2007 formula calculation for each Senior Leader and others eligible to receive equity awards. The formula used to calculate the aggregate value of equity awards to the Senior Leaders (other than the CEO) was based upon utilizing a percentage of an executive’s base pay to determine the targeted estimated realizable value (real value) for the equity awards. The starting point for the value of equity awards to a Senior Leader is based upon a percentage of base pay utilizing market competitive data. This percentage could then be modified by the Human Resources Committee based on individual performance, potential long-term contribution to the company and potential to advance within the company as well as other factors such as retention risk as determined by the CEO for Senior Leaders (other than himself) and by the Nominating Committee upon recommendation from the Human Resources Committee in the case of the CEO’s award. The final estimated realizable value of the awards for the NEOs (not including the CEO) could range between 0 and 140% of base pay based upon the market data and individual factors. The overall value of the equity award was then provided 50% in the form of non-qualified stock options (valued using a lattice model) and 50% in the form of restricted stock (valued using the closing price of the stock on the date of grant). Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO’s stock option and restricted stock grant for the Nominating Committee to approve.

We provide long-term incentive compensation under our 2004 Incentive Stock Plan. Shareholders approved this plan in 2004, and it gives us the flexibility to grant equity instruments, including, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units. We review and evaluate these various equity awards, and determine the most appropriate approach after considering external market competitive practices and emerging trends.

We describe the process and restrictions on granting long-term incentives awards more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 20. In 2005, the Human Resources Committee began providing long-term incentive awards through a mix of restricted stock and stock options after generally providing only stock options in the past. The Human Resources Committee determined that a mix of options and restricted shares was appropriate, considering executive motivation and retention as well as external competitive market compensation practices trending toward increased use of restricted stock. In 2005, we granted long-term incentives awards under a formula that delivered 70% of the grant date fair value in stock options and 30% in restricted stock. In 2006, the Human Resources Committee approved long-term incentives awards which delivered 50% of the grant date fair value in stock options and 50% in restricted stock. The Human Resources Committee believed this mix of equity awards would provide more effective motivation and retention of employees, in light of our business, the external competitive market for talent, and competitive compensation practices.

In certain special circumstances, such as for newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives, for example). We discuss these special awards in this CD&A where it affects our NEOs. Also, for Senior Leaders located outside the United States, we adjust our LTIs to address local market tax, regulatory and competitive practices. Options and restricted shares are awarded to employees and directors pursuant to a process approved by the Human Resources Committee. Annual option and restricted share awards historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the Company’s stock is generally open for those employees who, through their job, have access to material non-public information. Off cycle grants of options and or restricted shares may only be effective on dates during an open window period and occur after a determination is made by management that an individual is deserving of an award because: (i) an eligible employee was inadvertently omitted from the annual award list; (ii) an eligible employee is a recent hire; (iii) an eligible employee excelled in his/her job; (iv) an eligible employee is promoted to a new career band (which is stock eligible) or (v) an eligible employee is valued and management wants to retain the individual.

Stock Options.    The Human Resources Committee believes stock options are a valuable tool to align the interests of our Senior Leaders with creation of long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2007 permits a member of the Senior Leaders, for a period of ten years, to purchase shares of our common stock at an exercise price equal to the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February. Stock options that we granted in 2007 generally become exercisable in four equal annual installments beginning one year after the grant date.

Restricted Stock.    While the Human Resources Committee believes that stock options represent a valuable tool to align the interests of our Senior Leaders with our goal of stock price appreciation, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are becoming more prevalent. The Human Resources Committee believes that restricted stock awards complement our use of stock options, by providing an effective and valuable tool to recruit and retain the Senior Leaders.

Restricted stock awards are for shares of our common stock that a Senior Leader will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The annual restricted stock awards that we made in 2005, 2006 and 2007 vest fully at the end of four years. However, recipients of annual restricted stock awards have the potential to vest half of their shares early, if their respective average STIP performance over the two year period after grant meets target performance. During the restricted period, each share of restricted stock entitles the recipient to receive quarterly payments equal to the quarterly dividends on one share of our common stock.

In addition to annual awards, we also use special equity awards in special circumstances, for recruiting, recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions. In November 2007, the Human Resources Committee approved an off cycle award of restricted stock which was provided to approximately 150 employees who were not NEOs, members of the LSC or members of the Functional Leadership Group as of November 2007. These awards were specifically given as retention awards and will vest on the 2 year anniversary of the award. No NEOs received any special equity awards in 2007.

Benefits.    We provide other benefits to our Senior Leaders, including medical and dental benefits; death benefits; deferred compensation; retirement plans; employee savings plan; a fixed perquisite payment and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leadership Group level. In general, these benefits have been in place for a number of years, and there were no material changes to these benefits during 2007. To a large extent, the most significant benefits available to Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees. Effective January 2007, we modified health care plans available to Senior Leaders and all other salaried U.S. employees to give these employees a choice among three alternative plans. As a result, employees can choose among plans that require monthly premiums or higher out-of-pocket payments. We made these changes to better manage company health care costs and to promote employee consumerism. We have negotiated similar changes with certain hourly employees in Wisconsin which will be effective in 2008. We negotiated new labor agreements with our represented employees in York, Pennsylvania, and Kansas City, Missouri, during 2007, and in each of these negotiations have agreed with our local unions to modify our existing medical benefit plans to make them more cost effective and to promote wellness and consumerism.

Medical and Dental Benefits.    We provide medical and dental benefit plans in which substantially all employees, including the Senior Leaders, are entitled to participate. We do not provide any supplemental medical or dental benefits to our NEOs.

Death Benefits.    We provide death benefits to Senior Leaders in the amount of one and one half to three times annual base pay, depending on level. For non-executive salaried employees, we provide death benefits in the amount of one and one-half times base pay.

Deferred Compensation.    We maintain two Non-Qualified Deferred Compensation Plans for salaried employees, in which a group of highly compensated employees (as defined by the Internal

Revenue Code) is eligible to participate. Under the terms of these plans, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock award. If a participant in these plans has made an election to defer eligible compensation and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified Employee Savings Plan, then the participant will also receive company matching contributions in these plans which would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market.

Retirement Plans.

Salaried Pension Plan.    The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006. For those that we first employ after that date, a defined contribution plan will be the principal retirement plan. The rationale for the change from a defined benefit plan was to more closely align our plan with prevailing market trends, minimize legacy costs and provide for greater benefit portability. During 2007, the Human Resources Committee approved an amendment to the defined benefit pension plan that changed the method under which retirement benefits are calculated to utilize the five highest years of pensionable pay during the prior 10 years. The prior calculation utilized the highest five consecutive years of pensionable pay during the prior 10 years. The Human Resources Committee believed basing the calculation on consecutive years could provide an incentive for Senior Leaders to retire early, and the Human Resources Committee did not believe that possibility was in the best interests of the company.

Salaried Defined Contribution Retirement Plan.    We maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006.

Employee Savings Plans.    We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide matching contributions based upon the attainment of specific levels of EBIT as a percentage of revenue for certain groups of our employees.

Restoration Plan.    We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits accrued under or payable from the Salaried Pension Plan or the Salaried Defined Contribution Retirement Plan, as applicable.

Supplemental Agreements.    For many years we have had in place Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. Under these agreements, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment that may exceed the amount payable to the participant under the Salaried Pension Plan and the Restoration Plan. As of December 31, 2007, there is one additional executive who is not a NEO who has a supplemental agreement dating from May 1996.

Payment in Lieu of Post Retirement Life Insurance.    Senior Leaders who are based in the U.S. who retire after reaching age 55 are entitled to receive a net payment equal to one year’s salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage.

Perquisites and Other Compensation.    We provide perquisites and other compensation to members of our Senior Leadership Group who are based in the United States. These include a cash payment (generally in lieu of receiving other benefits such as a car or payment of club dues). To further promote the Harley-Davidson brand and the recognition of the members of the Senior Leadership Group as representatives of the company at rallies and other industry events, each member receives an allowance for the purchase of MotorClothes® apparel and accessories. In addition, Senior Leaders are eligible for periodic estate and financial planning services.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines.    In August 2002, the Board of Directors approved Stock Ownership Guidelines which the Board revised most recently in February 2008 which are applicable to members of our Senior Leadership Group. The guidelines stipulate that executives hold a stated minimum number between 2,500 to 30,000 shares of our common stock, depending on their level. Each executive has five years from the date he or she becomes a member of the Senior Leadership Group to accumulate the appropriate number of shares. Members of the Senior Leadership Group who are not U.S. taxpayers have a stock ownership requirement of 50% of the shares assigned to their designated career band. In addition, guidelines provide that, until the applicable guideline is achieved, the executive must retain the following percentage of stock he or she receives as a result of the exercise of stock options:

•	20% of the net shares received in the case of Mr. Bergmann, Ms. Lione, Mr. McCaslin, and Mr. Ziemer

•	15% of the net shares received in the case of Mr. Hutchinson.

The table below describes the ownership guidelines for the CEO and all members of the Senior Leadership Group, including the minimum number of shares required to meet the guideline:

Career Band	Title	Shares
S99	CEO	30,000
S96	President/Chief Operating Officer-HDMC	20,000
S96	President-HDFS	20,000
S96	Executive Vice Presidents—HDI	20,000
S93	Senior Vice Presidents	15,000
S90	Vice President	10,000
S80	Vice President or General Manager	5,000
S70	Senior Director or General Manager	2,500

The Human Resources Committee monitors each Senior Leader’s progress toward, and continued compliance with, the guidelines. Restricted stock, shares held in 401(k) accounts and shares of common stock held directly by Senior Leaders count toward satisfying the guidelines. Unexercised stock options do not count toward satisfying the guidelines.

Transition Agreements.    We have entered into Transition Agreements with the CEO and each of the other NEOs (as well as seven additional executive officers) that become effective upon a change of control of Harley-Davidson as defined in the Transition Agreements. The Transition Agreements provide that, if there is a termination of the individual’s employment for any reason (other than death) within two years after a change of control, such individual will receive a lump sum cash payment and certain other benefits. Among other events, voluntary termination by the executive of his or her employment would entitle the executive to benefits. The Transition Agreements state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then we will pay the penalty that the Code imposes upon the employee plus a tax gross-up. We adopted a form of Transition Agreement and filed this form with the SEC in 1996 and have entered into these agreements on substantially the same terms since that time. We believe providing the payments upon termination for any reason after a change of control, including voluntary termination by the executive of his or her employment, are common and strikes the appropriate balance between protecting the interests of the executives and our shareholders.

A Change of Control Table located on page 57 estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the table.

Under the Transition Agreement, a change in control of Harley-Davidson means any one of the following:

•

the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•

our shareholders approve a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•

at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements.    We provide a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits if we terminate employment other than for cause. We adopted a form of Severance Benefits Agreement and filed this form with the SEC in 1996 and have entered into these agreements on substantially the same terms since that time.

Employment Agreements.    We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment. We do not currently have such employment contracts with any NEO.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided we pay it pursuant to a plan that shareholders have approved and meets certain other criteria. Base Salaries and restricted stock awards are forms of compensation that do not qualify for this exception. All awards that we made during fiscal 2007 under our short-term incentive plans were performance-based awards except for awards made under the Supplemental Incentive Plan. However, in 2007 no NEO earned an award under a short-term incentive plan. Therefore, the $1,000,000 cap on compensation for deductibility purposes did not apply to these forms of compensation.

It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of our executive compensation program and to attempt to structure the payment of compensation so that we will not lose deductions under Section 162(m).

For all NEOs, other that the CEO, all compensation paid in 2007 is tax-deductible under Section 162(m). In the case of the CEO, a portion of a restricted stock award vested in 2007, and the amount involved combined with his base pay exceeded the $1,000,000 cap. While the Human Resources Committee intends to continue to provide compensation opportunities to executives in a manner that is as tax-efficient as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation. The Leadership STIP that was approved in 2007 and implemented in 2008 is subjective and therefore any payments under that plan may not be deductible.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (3) (h)	All Other Compensation ($) (4) (i)	Total ($) (j)
James L. Ziemer (PEO) President and CEO	2007	$875,534	$—	$928,103	$1,094,065	$—	$1,474,000	$76,011	$4,447,713
	2006	$824,551	$—	$650,568	$860,442	$989,461	$937,000	$65,431	$4,327,452
Thomas E. Bergmann (PFO) Executive Vice President and CFO	2007	$488,787	$—	$221,878	$163,787	$—	$34,000	$31,770	$940,222
	2006	$370,110	$—	$144,281	$69,609	$310,892	$231,000	$44,117	$1,170,009
James A. McCaslin President and COO-Motor Company	2007	$495,019	$—	$208,426	$383,848	$—	$370,000	$38,005	$1,495,298
	2006	$466,350	$—	$124,691	$447,741	$287,272	$471,000	$59,562	$1,856,616
Gail A. Lione Executive Vice President, General Counsel and Secretary /Chief Compliance Officer	2007	$387,014	$—	$393,376	$308,060	$—	$153,000	$39,759	$1,281,209
	2006	$353,715	$—	$357,978	$359,472	$334,260	$173,000	$40,867	$1,619,292
Ronald M.Hutchinson (5) Senior Vice President, Product Development- Motor Company	2007	$346,305	$—	$402,134	$246,387	$—	$281,000	$34,958	$1,310,784
	2006	$325,396	$—	$320,249	$287,763	$143,174	$247,000	$36,622	$1,360,203

(1) We have calculated the compensation related to stock and option awards pursuant to Statement of Financial Accounting Standard Number 123 (revised) (“SFAS No. 123R”). Under SFAS No. 123R, an issuer recognizes the grant date fair value of an award over the requisite service period. For purposes of this calculation, we exclude the impact of forfeitures until they actually occur. No NEOs forfeited awards during 2007. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards that we granted in 2005 and later using a binomial lattice model. We calculated the fair value of option awards that we granted prior to 2005 using the Black-Scholes option pricing model. Refer to Note 8 of our 2007 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for details regarding assumptions we used to value the option awards.

(2) NEOs earned non-equity incentive plan compensation during 2006 and received the awards in 2007. NEOs did not earn non-equity incentive plan compensation in 2007.

(3) The amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2006 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2007.

(4) During 2007, Mr. Ziemer received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits and a non-qualified deferred compensation plan matching contribution of $36,269. The remaining balance of all other compensation consists of a 401(k) matching contribution and a tax gross-up related to the value of death benefits.

During 2007, Mr. Bergmann received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a non-qualified deferred compensation plan matching contribution, a 401(k) matching contribution and a tax gross-up related to the value of death benefits.

During 2007, Mr. McCaslin received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a 401(k) matching contribution and a tax gross-up related to the value of death benefits.

During 2007, Ms. Lione received cash payments of $20,300 in lieu of receiving certain perquisites and a non-qualified deferred compensation plan matching contribution of $11,319. The remaining balance of all other compensation consists of a 401(k) matching contribution and a tax gross-up related to the value of death benefits.

During 2007, Mr. Hutchinson received cash payments of $20,300 in lieu of receiving certain perquisites. The remaining balance of all other compensation consists of a non-qualified deferred compensation plan matching contribution, a 401(k) matching contribution and a tax gross-up related to the value of death benefits.

During 2007, none of the NEO’s received other perquisites or personal benefits with an aggregate incremental cost of $10,000. The same was true in 2006 with the exception of Mr. Bergmann who received perquisites and personal benefits in excess of $10,000 related to relocation and temporary housing that was provided in connection with the commencement of his employment in 2006.

(5) In 2006, Mr. Hutchinson’s title was “Vice President, New Business—Motor Company.”

Grants of Plan Based Awards for 2007

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Option (#) (2) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (1) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James L. Ziemer		$—	$980,667	$1,961,333
	2/14/2007							23,500			$1,619,385
	2/14/2007								102,000	$68.91	$1,515,720
Thomas E. Bergmann		$—	$370,417	$740,833
	2/14/2007							4,708			$324,428
	2/14/2007								21,834	$68.91	$324,453
James A. McCaslin		$—	$350,000	$700,000
	2/14/2007							5,022			$346,066
	2/14/2007								23,289	$68.91	$346,075
Gail A. Lione		$—	$308,700	$617,400
	2/14/2007							3,767			$259,584
	2/14/2007								17,467	$68.91	$259,560
Ronald M. Hutchinson		$—	$229,400	$458,800
	2/14/2007							2,960			$203,974
	2/14/2007								13,724	$68.91	$203,939

(1) In December 2007, the Human Resources Committee approved the Corporate STIP and the Motor Company STIP plans relating to 2008 performance. Under these plans each NEO has the potential to earn the estimated future payouts that we disclose above during 2008 which we would pay out in February 2009. We include further details regarding these plans, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section on page 36.

(2) Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards vest fully at the end of four years. If an employee retires, dies or becomes disabled prior to the end of the normal vesting period, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. However, recipients of restricted stock awards have the potential to vest one-half of their shares early, if company performance meets certain measures. During the restricted period, each share of restricted stock entitles the recipient to receive quarterly payments equal to the quarterly dividends on one share of common stock. Under our 2004 Incentive Stock Plan, all restricted stock awards also vest fully on a change in control.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car and payment of club dues), and other limited perquisites

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Death benefits

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section on page 36.

Outstanding Equity Awards at December 31, 2007

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)
James L. Ziemer(2)	39,446	—	—	$33.59	02/17/10
	31,331	—		$44.41	02/08/11
	28,045	—		$52.10	02/13/12
	37,673	—		$40.72	02/12/13
	22,594	7,531		$52.45	02/10/14
	9,622	9,623		$61.20	02/15/15
	40,000	40,000		$47.79	05/02/15
	17,500	52,500		$51.87	02/15/16
	—	102,000		$68.91	02/14/17
						54,614	$2,551,020
Thomas E. Bergmann(3)	6,250	18,750	—	$51.30	03/06/16
	—	21,834		$68.91	02/14/17
						14,708	$687,011
James A. McCaslin(4)	42,240	—	—	$40.72	02/12/13
	25,333	8,444		$52.45	02/10/14
	10,789	10,789		$61.20	02/15/15
	4,392	13,177		$51.46	02/14/16
	—	23,289		$68.91	02/14/17
						12,641	$590,461
Gail A. Lione(5)	27,518	—	—	$44.41	02/08/11
	24,514	—		$52.10	02/13/12
	32,930	—		$40.72	02/12/13
	19,942	6,647		$52.45	02/10/14
	8,492	8,493		$61.20	02/15/15
	3,457	10,373		$51.46	02/14/16
	—	17,467		$68.91	02/14/17
						28,782	$1,344,407
Ronald M. Hutchinson(6)	26,259	—	—	$40.72	02/12/13
	15,902	5,300		$52.45	02/10/14
	6,772	6,773		$61.20	02/15/15
	2,850	8,551		$51.46	02/14/16
	—	13,724		$68.91	02/14/17
						27,851	$1,300,920

(1) We granted all options ten years prior to the expiration date and each grant vests ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant.

(2) Mr. Ziemer’s restricted shares will vest as follows: 1,114 shares on February 15, 2009, 5,000 shares on April 29, 2009, 25,000 shares on February 15, 2010 and 23,500 on February 14, 2011. If company performance meets certain measures, then one-half of the shares vesting on February 14, 2011 will vest two years earlier than the dates noted.

(3) Mr. Bergmann’s restricted shares will vest as follows: 10,000 shares on March 6, 2010 and 4,708 shares on February 14, 2011. If company performance meets certain measures, then one-half of the shares vesting on February 14, 2011 will vest two years earlier than the date noted.

(4) Mr. McCaslin’s restricted shares will vest as follows: 2,497 shares on February 15, 2009, 5,122 shares on February 14, 2010 and 5,022 shares on February 14, 2011. If company performance meets certain measures, then one-half of the shares vesting on February 14, 2011 will vest two years earlier than the date noted.

(5) Ms. Lione’s restricted shares will vest as follows: 983 shares on February 15, 2009, 24,032 shares on February 14, 2010 and 3,767 shares on February 14, 2011. If company performance meets certain measures, then one-half of the shares vesting on February 14, 2011 will vest two years earlier than the dates noted.

(6) Mr. Hutchinson’s restricted shares will vest as follows: 10,000 shares on February 14, 2009, 1,567 shares on February 15, 2009, 3,324 shares on February 14, 2010, 10,000 shares on February 14, 2011 and 2,960 shares on February 14, 2011. If company performance meets certain measures, then 1,480 of the shares vesting on February 14, 2011 will vest two years earlier than the date noted.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James L. Ziemer	—	$—	6,113	$398,197
Thomas E. Bergmann	—	$—	—	$—
James A. McCaslin	—	$—	—	$—
Gail A. Lione	—	$—	982	$67,846
Ronald M. Hutchinson	40,956	$948,808	—	$—

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)		Payments During Last Fiscal Year ($) (e)
James L. Ziemer	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	32.0 32.0	$ $ $	845,000 5,763,000 1,188,000	$ $ $	— — —
Thomas E. Bergmann	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	1.6 1.6	$ $ $	16,000 35,000 214,000	$ $ $	— — —
James A. McCaslin	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Supplemental Executive Plan Payment in lieu of life insurance on retirement	15.0 15.0	$ $ $ $	439,000 1,965,000 2,182,000 640,000	$ $ $ $	— — — —
Gail A. Lione	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	9.9 9.9	$ $ $	281,000 743,000 462,000	$ $ $	— — —
Ronald M. Hutchinson	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	26.6 26.6	$ $ $	854,000 1,564,000 600,000	$ $ $	— — —

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Mr. Bergmann, Mr. Hutchinson, Ms. Lione, Mr. McCaslin and Mr. Ziemer, are generally eligible to retire with unreduced benefits at age 62 or later.

Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date.

For each NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, bonus and non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination.

Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

We have adopted the Pension Benefit Restoration Plan (the “Restoration Plan”) pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Approximately 111 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit.

We have Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. There are two additional executives who are not executive officers who have Supplemental Agreements. At this time, we do not expect to enter into any additional Supplemental Agreements. Under the Supplemental Agreements for Messrs. McCaslin and Ziemer, a participant who retires at or after age 55 with 15 years of service under the Salaried Pension Plan is entitled to a yearly retirement benefit payment equal to, for retirement at age 55, 35% of the executive’s annualized final average earnings increasing in equal increments to 50% of annualized final average earnings for retirement on or after age 62, reduced by the amount of any pension payable under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other of our defined benefit retirement programs. An executive may elect payment in an optional form, including a single sum payment in lieu of periodic payments of the Supplemental Agreement benefits. In light of their tenure, these Supplemental Agreements provide limited additional benefits to Mr. McCaslin and Mr. Ziemer.

Certain executives, including Mr. Bergmann, Mr. Hutchinson, Ms. Lione, Mr. McCaslin and Mr. Ziemer, are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. We have adopted this defined benefit in lieu of providing post-retirement life insurance.

We computed the present value of each NEO’s accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2007 financial statements except that we assumed retirement age to be the normal retirement age as defined by the plan, or if not defined, the earliest time at which an NEO may retire under the plan without any reduction to benefits due to age. Refer to Note 6 of our 2007 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for details regarding assumptions we used to value the pension plans.

Nonqualified Deferred Compensation

Name(a)		Executive Contribution in Last FY ($) (2) (b)	Registrant Contributions in Last FY ($) (3) (c)	Aggregate Earnings in Last FY ($) (4)(d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance atLast FYE($) (5) (f)
James L. Ziemer	2005 Plan (1) 2004 and Prior Plan	$100,000	$36,269	$(12,832)		$368,395
				$(46,133)		$1,475,138
		$100,000	$36,269	$(58,965)	$—	$1,843,533
Thomas E. Bergmann	2005 Plan (1)		$4,503	$1,667	$—	$25,386
James A. McCaslin	2005 Plan (1) 2004 and Prior Plan			$5,992		$326,238
				$50,062		$1,877,665
		$—	$—	$56,053	$—	$2,203,903
Gail A. Lione	2005 Plan (1) 2004 and Prior Plan	$50,000	$11,319	$13,008		$279,431
				$72,576		$810,996
		$50,000	$11,319	$85,584	$—	$1,090,426
Ronald M. Hutchinson	2005 Plan (1) 2004 and Prior Plan	$100,000	$5,761	$14,075		$456,924
				$60,092		$1,640,081
		$100,000	$5,761	$74,168	$—	$2,097,005

(1) We have two deferred compensation plans, the “2005 Plan” and the “2004 and Prior Plan.” In 2005, we created the “2005 Plan” based on regulatory changes which require companies to separate elections to defer annual bonus pay from the election to defer regular pay. The “2004 and Prior Plan” remains in existence. However, there are no further deferrals under this plan after December 31, 2004.

(2) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO’s salary or non-equity incentive plan compensation reported in the Summary Compensation Table.

(3) The company matches up to 50 percent of employee deferred compensation contributions on the first six percent of cash compensation (salary and non-equity incentive plan pay) that an executive defers. Matching contributions made in the current year relate to employee contributions for the previous year. We reflect these matching contributions as a component of all other compensation in the Summary Compensation Table.

(4) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. In addition, certain executives have amounts invested in an option that provides returns that are indexed to the Moody’s long-term bond rate (this option is closed to new contributions). No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(5) The total amount of executive and registrant contributions for 2006 and 2007 (included in the aggregate deferred compensation balance above) that has also been included as compensation in the Summary Compensation Table is as follows for each NEO: Mr. Ziemer $262,093, Mr. Bergmann $22,503, Mr. McCaslin $20,737, Ms. Lione $123,057 and Mr. Hutchinson $164,049.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our two Deferred Compensation Plans;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and Pension Plans.

Change in Control Table

We have entered into a Transition Agreement with each NEO. The Transition Agreement provides that, in the event of termination of the NEO’s employment for any reason (other than death or termination for cause) within two years after a change in control, the NEO will receive a cash payment and certain other benefits. Without limitation, the NEO may terminate his or her own employment for any reason or no reason. We describe the Transition Agreement more fully in the section “Compensation Discussion and Analysis—Transition Agreements” on page 45. That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. All restricted stock awards and option grants that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The amounts shown assume that such change in control and termination were both effective as of December 31, 2007. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. These amounts are in addition to amounts that a NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	James L. Ziemer	Thomas E. Bergmann	James A. McCaslin	Gail A. Lione	Ronald M. Hutchinson
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$5,620383	$2,523,789	$3,429,357	$2,303,001	$1,989,321
Interrupted Bonus (b)	$875,534	$341,263	$346,513	$270,910	$207,718
Retirement Benefits
DB Plan	$592,000	$3,000	$391,000	$150,000	$128,000
Payment in lieu of retiree life	$884,000	$—	$500,000	$396,000	$370,000
Retiree Medical	$—	$—	$—	$—	$—
Total	$1,476,000	$3,000	$891,000	$546,000	$498,000
Other Benefits (c)
Health & Welfare	$138,000	$81,398	$71,579	$114,678	$73,790
Outplacement	$30,000	$30,000	$30,000	$30,000	$30,000
Perquisites	$88,800	$60,900	$88,800	$60,900	$60,900
Tax Gross-Ups	$672,338	$1,453,242	$261,231	$196,874	$281,408
Total	$929,138	$1,625,540	$451,610	$402,452	$446,098
Total	$8,901,055	$4,493,592	$5,118,380	$3,522,363	$3,141,137
EARNED COMPENSATION (payment not contingent on termination)
Equity (d)
Restricted Stock	$2,551,020	$687,011	$590,461	$1,390,276	$1,300,920
Unexercisable Options	$—	$—	$—	$—	$—
Total	$2,551,020	$687,011	$590,461	$1,390,276	$1,300,920
Vested Deferred Compensation	$—	$—	$—	$—	$—
Total	$2,551,020	$687,011	$590,461	$1,390,276	$1,300,920
Grand Total	$11,452,075	$5,180,603	$5,708,941	$4,912,639	$4,442,057

Footnotes to Change in Control Table

(a) For each NEO, reflects the product of three times the sum of the NEO’s highest annual base pay, plus the NEO’s highest annual bonus paid or accrued, in the preceding 5 years.

(b) For each NEO, reflects the higher of the NEO’s target STIP opportunity for 2007 or the actual bonus earned in 2006 on the assumption that the actual bonus for 2007 would not have been determined had the change of control occurred December 31, 2007.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control (other than due to death) an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of outplacement services, three years of annual perquisite payments based upon the amount of those payments per year for the NEO and to the extent that the NEO would have an obligation to pay excise taxes under Section 280G of the Internal Revenue Code the amount needed to gross up such payments to offset the excise tax and the receipt of the gross up payment. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) For each NEO, reflects the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive’s employment is actually terminated. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. The value of the unvested shares of restricted stock held by each NEO was calculated based upon the aggregate market value of such shares. We used a price of $46.71 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2007, as reported by the New York Stock Exchange.

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO’s employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO’s death or disability. Within 30 days of termination, the NEO would be entitled to receive a lump sum payment equal to the executive’s annual base salary.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect the cost of providing the medical, dental and vision coverage and the imputed income associated with the provision of the continuation of company provided death benefits.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is vested and entitled to under our stock, 401(k), compensation, pension or deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2007. The actual amounts to be paid can only be determined at the time of the executive’s termination.

Executive Benefits Upon Termination Absent a Change in Control	James L. Ziemer	Thomas E. Bergmann	James A. McCaslin	Gail A. Lione	Ronald M. Hutchinson
Cash Severance	$884,000	$500,000	$500,000	$396,000	$370,000
Other Benefits
Health and Welfare	$10,152	$15,072	$9,732	$15,720	$9,732
Death Benefits	$13,426	$1,740	$7,482	$5,872	$5,470
Total	$907,578	$516,812	$517,214	$417,592	$385,202

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (for reasons other than death, disability, cause or accepting other full-time employment) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the HR Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the HR Committee determines constitutes cause. As we disclose in the Change in Control Table, restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO’s employment for each of the reasons indicated in the table. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $46.71 per share to determine market value, which was the closing price of our common stock on December 31, 2007, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO’s Severance Benefits Agreement.

Named Executive Officer	Retirement	Death or Disability	Termination by Company*
James L. Ziemer	$1,009,543	$1,009,543	0
Thomas E. Bergmann	n/a	$274,141	0
James A. McCaslin	$253,355	$253,355	0
Gail A. Lione	$163,999	$708,918	$934,200
Ronald M. Hutchinson	$159,375	$885,949	$934,200

*	While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. Mr. Bergmann had not met the minimum qualifications for retirement of age 55 and 5 or more years of service as of December 31, 2007. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after three or five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If a NEO dies or becomes disabled while he or she is employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive benefits under our disability plan or payments under our death benefits, as appropriate. Our death benefits provide that each NEO is entitled to a payment in the amount of three times the NEO’s annual base pay at the time of death.

Under our Transition Agreement, if the NEO’s employment terminates due to death within two years following a change in control, the NEO’s beneficiaries will receive benefits under our employee benefit programs for one year. All other payments under the Transition Agreement following the change in control will cease to accrue after the NEO’s death.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (2) (b)	Stock Awards ($) (3) (c)	Option Awards ($) (4) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (5) (g)	Total (h)
Barry K. Allen	$105,000	$63,320	$—	$—	$—	$—	$168,320
Richard I. Beattie	$105,000	$63,320	$—	$—	$—	$—	$168,320
Jeffrey L. Bleustein	$125,000	$63,320	$—	$—	$—	$—	$188,320
George H. Conrades	$105,000	$63,320	$—	$—	$—	$—	$168,320
Judson C. Green	$105,000	$63,320	$—	$—	$—	$—	$168,320
Donald A. James	$100,000	$63,320	$—	$—	$—	$—	$163,320
Sara L. Levinson	$100,000	$63,320	$—	$—	$—	$—	$163,320
George L. Miles, Jr.	$105,000	$63,320	$—	$—	$—	$—	$168,320
James A. Norling	$110,000	$63,320	$—	$—	$—	$—	$173,320
Jochen Zeitz (1)	$50,000	$46,110	$—	$—	$—	$19,600	$115,710

(1) Effective August 6, 2007, the Board voted to increase its size from ten persons to eleven persons and to elect Jochen Zeitz as a new director to fill the vacancy created by this increase. In connection with Mr. Zeitz’s election to the Board, Mr. Zeitz received a portion of the current $100,000 annual retainer that we pay to non-employee directors. In addition, Mr. Zeitz received a grant of 1,000 share units, each representing the value of one share of our stock.

(2) Directors have the option of receiving all or a portion of their fees in the form of stock. The following table shows the portion of fees received at the election of the director in the form of stock.

Barry K. Allen	$52,500
Richard I. Beattie	$52,500
George H. Conrades	$105,000
Judson C. Green	$105,000
Donald A. James	$100,000
Sara L. Levinson	$50,000
Jochen Zeitz	$25,000

In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised in August 2004 and more recently in February 2008. The guidelines stipulate that all directors must hold 5,000 shares of Harley-Davidson Common Stock. Each director has until five years from the date he or she is elected a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and are payable at that time in actual shares of our stock. The compensation related to stock unit awards has been calculated pursuant to Statement of Financial Accounting Standard Number SFAS No. 123R. Under SFAS No. 123R the grant date fair value of an award is recognized over the requisite service period. For purposes of this award, there is no requisite service period and the cost of the award is recognized as expense on the date of grant. The fair value of share unit is based on the market price of a share of stock on the date of grant. Refer to Note 8 of the Company’s 2007 Financial Statements as included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for additional information related to the Company’s stock awards.

(4) Non-employee directors received annual option grants during the years 1998 – 2002. The options were granted with prices equal to the market value of stock on the date of grant and vested immediately. The following directors have option awards outstanding:

Options
Barry K. Allen	5,500
Richard I. Beattie	5,500
George H. Conrades	1,800
Donald A. James	5,500
Sara L. Levinson	5,500
James A. Norling	5,500

(5) In 2006, prior to becoming a member of the Board, Mr. Zeitz provided consulting services to us as a member of our European Advisory Board. The fees for these services totaled $19,600, and we paid these fees to Mr. Zeitz in 2007.

Narrative to Director Compensation Table

Directors who are not employees receive an annual retainer fee of $100,000. In fiscal 2007, Mr. Bleustein received an additional $25,000 for his service as the Chairman of the Board. For serving as the chairperson of the Audit Committee, a non-employee director receives an additional annual retainer of $10,000. For serving as the chairperson of the Human Resources or Nominating Committees, a non-employee director receives an additional annual retainer fee of $5,000. Members of the Audit Committee, other than the chairperson, receive an additional $5,000 annual retainer fee in recognition of Audit Committee service. Directors who are our employees (currently Mr. Ziemer) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, as amended, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the value of one share of our common stock. The size of that grant was 1,000 share units in 2007.

Directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock.] Deferrals of fees payable in cash will be credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson® MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the CD&A that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the CD&A in this Proxy Statement.

2007 Human Resources Committee of the Board of Directors

Barry K. Allen

George H. Conrades, Chairperson

Sara L. Levinson

Jochen Zeitz (as of August 6, 2007)

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials. We have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved.

We have a Code of Business Conduct that applies to all of our employees (including vice presidents and other senior management) as well as the Board members. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct.

The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board and the Board’s committees. In addition, the Nominating Committee reviews and approves the CEO’s performance and compensation, as recommended by the Human Resources Committee. The Nominating Committee also works with the CEO on succession planning.

In 2007, the Nominating Committee continued to focus a significant amount of time to long-term strategic planning relating to our Board. As part of this strategic planning, the Nominating Committee reviewed benchmarked data regarding the size of the Board and analyzed the qualifications and experience of its current members and the qualifications and experience it will seek in future board members.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that three directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Corporate Governance Principles and Board Matters—Independence of Directors” section on page 18 and the “Certain Transactions” section on page 27. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2007 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen, Chairperson

Richard I. Beattie

George H. Conrades

Judson C. Green

Sara L. Levinson

George L. Miles, Jr.

James A. Norling

Jochen Zeitz (as of August 6, 2007)

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson’s financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is comprised of four members, two of whom (Messrs. Green and Miles) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

For over five years we have had in place a Financial Code of Ethics, which has been signed by the following: Harley-Davidson’s CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson’s Disclosure Committee.

Harley-Davidson’s internal audit function continues to perform an essential role in Harley-Davidson’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson’s CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm, though the Audit Committee will seek shareholder ratification of its choice of independent auditors at Harley-Davidson’s annual meeting of shareholders. In 2007, the

Audit Committee discussed the following with Harley-Davidson’s independent registered public accounting firm: (i) their independence from management and Harley-Davidson and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including Harley-Davidson’s system to monitor and manage business risk.

In December 2007, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in December 2007.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2007.

Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2007 was audited by Ernst & Young LLP, Harley-Davidson’s independent registered public accounting firm for the 2007 fiscal year. Harley-Davidson’s audited financial statements for the 2007 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, other professional standards, and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2007 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2007 fiscal year for filing with the SEC.

2007 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green

George L. Miles, Jr.

James A. Norling, Chairperson

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2009 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 25, 2008.

A shareholder who otherwise intends to present business at the 2009 annual meeting of shareholders must comply with the requirements set forth in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2009 annual meeting that complies with the Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice that complies with the Articles of Incorporation to our Secretary not less than 60 days before the date in 2009 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 25, 2008, we must receive notice of a proposal for shareholders to consider at the 2009 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 24, 2009.

If we receive the notice after January 24, 2009, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2009 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2009 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2008 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” Householding permits us to mail a single set of proxy materials to any household where two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the Annual Meeting. If we household materials for future meetings, then we may send only one copy of our annual report and proxy statement to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for the Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HDSTOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as we indicate above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 25, 2008

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2008.

• Log on to the Internet and go to www.investorvote.com/hog

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold 01—George H. Conrades

02—Sara L. Levinson 03—George L. Miles, Jr. 04—Jochen Zeitz

For Against Abstain

2. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.

B Non-Voting Items

Change of Address — Please print your new address below.

I Consent

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements and annual reports issued by the Corporation over the Internet. SEE REVERSE FOR DETAILS.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 1 6 7 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00V9QD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 26, 2008 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 5, 2008 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 26, 2008 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the listed nominees (Proposal 1) and (ii) the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (as auditors) (Proposal 2).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE USING THE TELEPHONE OR VIA THE INTERNET OR, TO VOTE BY MAIL, MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

Harley-Davidson, Inc. (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, on the Internet. If you give your consent to access these documents on the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents on the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold 01—George H. Conrades

02—Sara L. Levinson

03—George L. Miles, Jr.

04—Jochen Zeitz

For Against Abstain

2. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X 0 1 6 7 6 4 2

<STOCK#> 00V9RC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 26, 2008 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 5, 2008 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 26, 2008 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the listed nominees (Proposal 1) and (ii) the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (as auditors) (Proposal 2).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE USING THE TELEPHONE OR VIA THE INTERNET OR, TO VOTE BY MAIL, MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING AVAILABILITY OF ANNUAL REPORT

AND PROXY MATERIALS

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

OF HARLEY-DAVIDSON, INC. TO BE HELD AT 10:30 A.M., CENTRAL TIME, ON APRIL 26, 2008

AND VOTING INSTRUCTIONS

Dear Shareholder:

You previously consented to access future notices of annual meetings, proxy statements and annual reports issued by Harley-Davidson over the Internet. We are pleased to advise you that the 2008 Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) and 2007 Annual Report (“Annual Report”) are now available and that you can now vote your shares of Harley-Davidson, Inc. Common Stock (the “Shares”) for the 2008 Annual Meeting of Shareholders online. We are enclosing your Proxy Card to help you vote your Shares.

To access the Proxy Statement and Annual Report, please follow the directions below:

•	To access the Proxy Statement è Please visit www.h-d.com/proxy.

•

To access the Annual Report è Please visit www.harley-davidson.com. Choose the “United States” link. You will see several tabs near the top of the Harley-Davidson USA web page. Click the “Company” tab. The Annual Report can be accessed from the “Company” page by clicking on the 2007 Annual Report link found in the middle of the page.

There are three ways to vote your Shares:

1.	To vote your Shares over the Internet, please visit: www.investorvote.com/hog and then follow the voting instructions. You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

2.	You may vote by telephone using the number (800) 652-VOTE (8683) (within the United States or Canada). You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

3.	You may also choose to mail your enclosed Proxy Card in the postage paid envelope (also enclosed).

You only need to vote using one voting method (via mail, telephone or Internet). Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 26, 2008.

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations by: (a) mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.